                             STOCKHOLDERS' AGREEMENT

                          Dated as of February 11, 2000

                                  by and among

                            GP Strategies Corporation

                          Andersen Weinroth & Co., L.P.

                                       and

                                Jerome I. Feldman




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                                TABLE OF CONTENTS

                                                                            Page

1.       Definitions...........................................................1
         1.1      Definitions..................................................1
         1.2      Use of Defined Terms.........................................3
         1.3      Sections and Schedules.......................................3
         1.4      Miscellaneous Terms..........................................3

2.       Restrictions on Transfer..............................................3
         2.1      General Restrictions.........................................4
         2.2      Prohibited Transfers.........................................4
         2.3      Permissible Feldman Transfers................................4
         2.4      Permissible AW Transfers.....................................4
         2.5      Transfers Upon Death.........................................5
         2.6      Conversion of Shares into Common Stock.......................5

3.       Procedures for Transfers..............................................5
         3.1      Tag-Along Right..............................................5
         3.2      Costs........................................................7

4.       Corporate Governance..................................................7
         4.1      Composition of the Board.....................................7
         4.2      Voting.......................................................7
         4.3      Effect of an AW Nominee not Being Designated to the Board....7

5.       Restrictive Legends...................................................7
         5.1      Securities Laws..............................................7
         5.2      Stockholders' Agreement......................................8
         5.3      Certificates.................................................8

6.       Additional Remedies...................................................9

7.       Successors and Assigns................................................9

8.       Entire Agreement......................................................9

9.       Notices...............................................................9

10.      Amendment............................................................10

11.      Counterparts.........................................................11

12.      Headings.............................................................11
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13.      Nouns and Pronouns...................................................11

14.      Severability.........................................................11

15.      Governing Law........................................................11

16.      Jurisdiction.........................................................11

17.      Arbitration..........................................................11

18.      Indemnification......................................................12

19.      Termination..........................................................12

20.      Stockholder Protection...............................................12

21.      Further Assurances...................................................12

                             STOCKHOLDERS' AGREEMENT

                  STOCKHOLDERS' AGREEMENT, dated as of February 11, 2000 (this "Agreement"), by and among GP Strategies Corporation (the "Company"), a Delaware corporation, Jerome I. Feldman ("Feldman"), and Andersen Weinroth & Co., L.P. ("AW"), and such other persons who may from time to time execute a counterpart copy of this Agreement and whose names will be added to Schedule I annexed hereto (such other persons collectively referred to herein as the "Other Stockholders" and individually as an "Other Stockholder"). AWGP LLC, Feldman and the Other Stockholders are sometimes hereinafter referred to as the "Stockholders" collectively and a "Stockholder" individually.

                                 R E C I T A L S

                  WHEREAS, AW has agreed to purchase, pursuant to the terms and conditions of a share subscription agreement (the "Subscription Agreement"), dated as of the date hereof, 200,000 shares of Class B Stock (as defined herein) of the Company;

                  WHEREAS, Feldman is the owner of 418,750 shares of Class B Stock and options to purchase 425,000 additional shares of Class B stock; and

                  WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of regulating certain aspects of the Stockholders' relationships with regard to each other and the Company.

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the Stockholders and the Company have agreed as follows:

                  1.       Definitions.

                  1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following respective meanings:

                  "Agreement" has the meaning set forth in the preamble of this Agreement.

                  "Andersen" has the meaning set forth in Section 4.1 of this Agreement.

                  "AW" has the meaning set forth in the preamble of this Agreement.

                  "AW Nominee" has the meaning set forth in Section 4.1 hereof.





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                  "Board" has the meaning set forth in Section 4.1 hereof.

                  "Change in Control Transaction" means any sale of all or substantially all of the Company's property or business, a merger into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company) which results in a change in the ownership of more than fifty percent (50%) of the voting power of the Company's securities, or any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company's securities is disposed of to any Person.

                  "Class B Stock" means the Class B Capital Stock, $.01 par value per share, of the Company.

                  "Commission" means the Securities and Exchange Commission or any other Federal agency administering the Securities Act at the applicable time.

                  "Common Stock" means the Common Stock, $.01 par value per share, of the Company.

                  "Company" has the meaning set forth in the preamble of this Agreement.

                  "Feldman" has the meaning set forth in the preamble of this Agreement.

                  "Offered Shares" has the meaning set forth in Section 3.1 hereof.

                  "Other Stockholder" has the meaning set forth in the preamble of this Agreement.

                  "Permissible AW Transfer" has the meaning set forth in Section
2.4 hereof.

                  "Permissible AW Transferee" has the meaning set forth in
Section 2.4 hereof.

                  "Permissible Feldman Transfer" has the meaning set forth in
Section 2.3 hereof.

                  "Permissible Feldman Transferee" has the meaning set forth in
Section 2.3 hereof.

                  "Person" means any individual, corporation, partnership, a limited liability company, joint venture, trust, unincorporated organization, other entity, union or association.

                  "Prohibited Transfer" has the meaning set forth in Section 2.2 hereof.

                  "Proposed Transferee" has the meaning set forth in Section 3.1 hereof.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Selling Stockholder" has the meaning set forth in Section 3.1 hereof.



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                  "Shares" means and includes all Class B Stock of the Company now owned (whether beneficially or of record, including options, warrants or other rights to acquire Class B Stock) or hereafter acquired by any Stockholder.

                  "Stockholder" has the meaning set forth in the preamble of this Agreement.

                  "Subscription Agreement" has the meaning set forth in the recitals to this Agreement.

                  "Tag-Along Notice" has the meaning set forth in Section 3.1(b) hereof.

                  "Tag-Along Right" has the meaning set forth in Section 3.1 hereof.

                  "Tag-Along Shares" has the meaning set forth in Section 3.1 hereof.

                  "Tag-Along Stockholder" has the meaning set forth in Section
3.1 hereof.

                  "Transfer" means and includes any direct or indirect offer for sale, sale, assignment, transfer, pledge, encumbrance, or other disposition of, or the subjecting to a security interest of, any Class B Stock or any disposition of any Class B Stock or of any interest therein which would constitute a sale thereof within the meaning of the Securities Act.

                  "Underlying Shares" means the shares of Common Stock issuable upon conversion of Shares.

                  "Weinroth" has the meaning set forth in Section 4.1 of this Agreement.

                  1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. The use of any gender shall be applicable to all genders.

                  1.3 Sections and Schedules. References in this Agreement to Sections and Schedules are to Sections and Schedules of and to this Agreement. The Schedules to this Agreement are hereby incorporated herein by reference as if fully set forth herein.

                  1.4 Miscellaneous Terms. The term "or" shall not be exclusive. The terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific article, section, paragraph or clause where such terms may appear. The term "including" shall mean "including, but not limited to."



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                  2. Restrictions on Transfer.

                  2.1 General Restrictions.

                           (a) For so long as this Agreement shall remain in
effect, no Stockholder shall, directly or indirectly, Transfer any Shares or any interest therein whether now owned or hereafter acquired beneficially or of record, except in strict compliance with the provisions of this Agreement.

                           (b) All Shares shall also be subject to such
restrictions on Transfer as are required to ensure compliance with the Securities Act.

                  2.2 Prohibited Transfers. Except as otherwise required by law, any Transfer of Shares in violation of this Agreement (a "Prohibited Transfer") shall be null and void. The Company shall not record any Prohibited Transfer on its books and shall not recognize any equitable or other claim to, or any interest in, Shares that are the subject of a Prohibited Transfer on the part of any Person other than the Stockholder that attempted to Transfer the Shares in violation of this Agreement. Notwithstanding the foregoing, the Shares may at any time be exchanged for Common Stock of the Company and the terms of this Agreement shall not apply to any transfer of the shares of Common Stock.

                  2.3 Permissible Feldman Transfers. Notwithstanding anything to the contrary contained herein, Transfers (each a "Permissible Feldman Transfer") of Shares by Feldman or by a Permissible Feldman Transferee to (a) Feldman; (b) any parent, child, descendant or sibling of Feldman, (c) the spouse of any of the foregoing, (d) any Person pursuant to a will or the laws of intestate succession, (e) any trust established for the benefit of any of the foregoing or
(f) committees, guardians or other legal representatives of Feldman or of any of the other persons described in this Section 2.3 (each Person described in this Section 2.3 being herein referred to as a "Permissible Feldman Transferee") shall be permitted and shall not be subject to the provisions of Section 3 of this Agreement; provided, that any such Permissible Feldman Transferee shall, prior to and as a condition precedent to such Transfer, execute a counterpart copy of this Agreement and upon execution of such counterpart copy of this Agreement, the name of the such Permissible Feldman Transferee shall be added to
Schedule I annexed hereto.

                  2.4 Permissible AW Transfers. Notwithstanding anything to the contrary contained herein, Transfers (each a "Permissible AW Transfer") of Shares by AW or by a Permissible AW Transferee to (a) AW, (b) any principal or employee of AW, (c) any parent, child, descendant or sibling of any principal or employee of AW, (d) the spouse of any of the foregoing, (e) any Person pursuant to a will or the laws of intestate succession, (f) any trust established for the benefit of any of the foregoing or (g) committees, guardians or other legal representatives of principal or employee of AW or of any of the other persons described in this Section 2.4 (each person described in this Section 2.4 being herein referred to as a "Permissible AW Transferee") shall be permitted and shall not be subject to the provisions of Section 2.6 of this Agreement; provided,


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that any such Permissible AW Transferee shall, prior to and as a condition precedent to such Transfer, execute a counterpart copy of this Agreement and upon execution of such counterpart copy of this Agreement, the name of the such Permissible AW Transferee shall be added to Schedule I annexed hereto.

                  2.5 Transfers Upon Death. In the event of a Transfer of Shares pursuant to a will or pursuant to the laws of intestate succession, each transferee of the transferred Shares shall promptly notify the Company in writing of the Transfer and shall abide by, and hold the transferred Shares subject to, the terms of this Agreement that are applicable to the transferring Stockholder as of the time of the Transfer and that would have been applicable to such transferring Stockholder had he or she retained his or her Shares. As promptly as practicable after such Transfer, the transferee of such Shares shall execute a counterpart copy of this Agreement.

                   2.6 Conversion of Shares into Common Stock.

                           (a) Upon any transfer of Shares by AW or by a
Permissible AW Transferee, other than (i) to AW or a Permissible AW Transferee pursuant to Section 2.4 or (ii) pursuant to the exercise of the Tag-Along Right, AW and each Permissible AW Transferee will be deemed at that time to have exercised the right to convert the Shares to be transferred by them into an equal number of shares of Common Stock and may not transfer such Shares prior to their conversion.

                           (b) Any Stockholder deemed pursuant to Section
2.6(a), or 4.3 to have exercised the right, or requested by the Company pursuant to Section 18 to exercise the right, to convert Shares into an equal number of shares of Common Stock shall promptly surrender to the Company the stock certificate or certificates representing such Shares in exchange for a stock certificate or certificates representing an equal number of shares of Common Stock. During the period commencing on the date that any Stockholder shall be deemed to have exercised or requested to exercise such right to convert Shares and terminating on the date that the stock certificate or certificates representing such Shares are so surrendered, such Stockholder shall vote or (if requested by the Company) execute a written consent with respect to such Shares in accordance with the duly adopted recommendation of the Board, and such Stockholder hereby grants to such officer of the Company as shall be designated by the Board an irrevocable proxy coupled with an interest to vote such Shares in accordance with such recommendation of the Board.

                           (c) Notwithstanding anything contained in this
Agreement, if at any time prior to February 11, 2001, neither Andersen nor Weinroth is on the Board (other than during the period after Andersen shall no longer be serving on the Board if the Company has nominated or intends to nominate Weinroth to serve on the Board) or the Company shall have exercised its right to request AW and the AW Permissible Transferees to convert their Shares into Common Stock of the Company, then the Company shall be obligated to cause the Common Stock underlying the Shares held by AW and the AW Permissible Transferees promptly to be registered for sale under the Securities Act. Until such registration has been declared effective or February 11, 2001, whichever comes first (but only if the Common Stock may be sold under Rule 144 on February 11, 2001), such


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Shares shall not be, and shall not be deemed to have been, converted into Common
Stock of the Company. If the Company has not been successful in effecting the registration by February 11, 2001, then it may cease such efforts (but only if the Common Stock may be sold under Rule 144 on February 11, 2001).

                  3. Procedures for Transfers.

                  3.1 Tag-Along Right. Except for Permissible Feldman Transfers, if, at any time, any Permissible Feldman Stockholder (the "Selling Stockholder") desires to sell all or any part of his Shares (the "Offered Shares") pursuant to a bona fide, arm's-length offer from a bona fide third party (the "Proposed Transferee"), then each Stockholder (the "Tag-Along Stockholder") shall have the right (the "Tag-Along Right") to sell to the Proposed Transferee a number of Shares (the "Tag-Along Shares") equal to the number of Shares then held by the Tag-Along Stockholder multiplied by a fraction, the numerator of which is the number of Shares included in the Offered Shares, and the denominator of which is the number of Shares owned by the Selling Stockholder. The Selling Stockholder shall submit a written notice to all other Stockholders (the "Written Notice") disclosing: (i) the identity of the Proposed Transferee, (ii) the number of Offered Shares, (iii) the total number of Shares owned by the Selling Stockholder, (iv) the terms and conditions of the proposed sale of the Offered Shares to the Proposed Transferee, including the price per share (on a fully diluted basis) to be paid, (v) the terms and conditions of payment offered by the Proposed Transferee and, in the case of consideration in whole or in part other than cash, the fair market value thereof as determined in good faith by the Selling Stockholder and the Proposed Transferee, (vi) the address of the Selling Stockholder, and (vii) that the Proposed Transferee has been informed of the Tag-Along Right provided for in this Section 3.1, and any other material facts relating to the proposed sale of the Offered Shares to the Proposed Transferee.

                           (a) The sale of the Offered Shares and the Tag-Along
Shares shall be for the same consideration and otherwise on the same terms and conditions for all holders as set forth in the Written Notice, including the price per Share to be paid (on a fully diluted basis), no less favorable to the other Stockholders than those on which the Selling Stockholder proposes to sell the Offered Shares to the Proposed Transferee. If the Offered Shares include options, warrants or other rights to acquire Class B Stock, then the price per share to be paid for the Tag-Along Shares shall be increased to take account of the exercise or conversion price required to be paid in order to acquire underlying Class B Stock upon exercise or conversion of the Class B Shares and such other equitable adjustments as shall be necessary to ensure that the price paid for the Tag-Along Shares is the same as the total consideration paid, and to be paid, by the transferee to acquire a share of Class B Stock from the Selling Stockholder.

                           (b) The Tag-Along Right shall be exercised by a
Tag-Along Stockholder by notifying the Selling Stockholder in writing (the "Tag-Along Notice") within 10 days after its receipt of the Written Notice. The Tag-Along Notice shall state the number of Shares that such Tag-Along Stockholder proposes to include in such transfer to the Proposed Transferee, which number shall not exceed the maximum number of Shares which such Tag-Along Stockholder is entitled to include. Failure by any Tag-Along Stockholder to deliver a Tag-Along Notice during such 10 day

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

period shall be deemed to constitute the election of such Tag-Along Stockholder not to exercise its Tag-Along Rights.

                           (c) If the Proposed Transferee does not purchase
Shares from the Tag- Along Stockholders at the same price and on the same terms and conditions as the Proposed Transferee purchases from the Selling Stockholder (subject to Section 3.1(a)), then the Selling Stockholder shall not be permitted to Transfer any Shares to the Proposed Transferee in the proposed Transfer.

                           (d) The Tag-Along Stockholders and the Selling
Stockholder shall have the right, for a thirty (30) day period following the date of the closing provided in the Written Notice, to Transfer to the Proposed Transferee the Shares proposed to be transferred on terms and conditions no more favorable to the Selling Stockholder and the Tag-Along Stockholders than those stated in the Offer. Any Shares that continue to be held by the Selling Stockholder or any such Tag-Along Stockholders after the earlier of (x) the consummation of the proposed Transfer and (y) the expiration of such thirty (30) day period shall again be subject to the provisions of this Article 3.

                  3.2 Costs. All reasonable costs and expenses incurred by any seller in connection with a Transfer under Section 3.1 hereof, including, without limitation, all reasonable attorneys' fees, costs and disbursements and any reasonable finders' fees or brokerage commissions, shall be allocated pro rata among the Stockholders transferring Shares in such Transfer, with each bearing that portion of such costs and expenses equal to the aggregate of such costs and expenses multiplied by a fraction, the numerator of which is the amount of the gross proceeds received by such Stockholder from such Transfer, and the denominator of which is the total amount of the gross proceeds received by all Stockholders from such Transfer.

                  4. Corporate Governance.

                  4.1 Composition of the Board. Subject to its fiduciary duties,
(a) if G. Chris Andersen ("Andersen") is willing and able to serve on the Board of Directors of the Company (the "Board"), promptly after the issuance of the Shares, the Company shall nominate Andersen to serve on the Board and shall use its best efforts to cause him to be elected to the Board, and (b) if Andersen shall cease to serve on the Board as a result of his death, disability or voluntary resignation and Stephen Weinroth ("Weinroth") is then willing and able to serve on the Board, the Company shall nominate Weinroth to serve on the Board and shall use its best efforts to cause him to be elected to the Board. The Company shall have no obligation to renominate Andersen or Weinroth (each an "AW Nominee") to serve on the Board.

                  4.2 Voting. Feldman shall vote all of his Shares in favor of the election of Andersen or Weinroth if either of them is nominated by the Company to serve on the Board.

                  4.3 Effect of an AW Nominee not Being Designated to the Board. In the event that (other than during the period after Andersen shall no longer be serving on the Board if the



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Company has nominated or intends to nominate Weinroth to serve on the Board)
neither of the AW Nominees is on the Board, AW and any Permissible AW Transferees will be deemed at that time to have exercised the right to convert all Shares then held by them into an equal number of shares of Common Stock and may not transfer any Shares prior to such conversion. Each of Andersen and Weinroth hereby agrees to resign from the Board if requested by the Board to do so for any reason.

                  5. Restrictive Legends.

                  5.1 Securities Laws. Each certificate evidencing Shares or Underlying Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

                           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR ANY EXEMPTION THEREFROM UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW."

                  5.2 Stockholders' Agreement. Each certificate evidencing Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

                           "THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS' AGREEMENT, DATED AS OF FEBRUARY 11, 2000, BY AND AMONG THE COMPANY, THE HOLDER OF RECORD OF THIS CERTIFICATE AND CERTAIN OTHER SIGNATORIES THERETO, AND NO TRANSFER OF SUCH SECURITIES SHALL BE VALID OR EFFECTIVE EXCEPT IN ACCORDANCE WITH THE STOCKHOLDERS' AGREEMENT AND UNTIL SUCH TERMS AND CONDITIONS HAVE BEEN FULFILLED. COPIES OF THE STOCKHOLDERS' AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES THEREOF."

                  5.3 Certificates.

                           (a) Each certificate evidencing the Shares or
Underlying Shares issued upon any Transfer (and each certificate evidencing any untransferred balance of any Shares or Underlying Shares) shall bear the legend set forth in Section 5.1; provided that such legend shall be removed and the Company shall issue a certificate without such legend to the holder thereof at such


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time as the securities evidenced thereby cease to be restricted securities upon the earliest to occur of (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) the securities shall have been sold to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, or (iii) such securities may be sold by the holder without restriction or registration under Rule 144(k) under the Securities Act (or any successor provision).

                           (b) Each certificate evidencing the Shares issued
upon any Transfer (and each certificate evidencing any untransferred balance of any Shares) shall bear the legend set forth in Section 5.2; provided that such legend shall be removed and the Company shall issue a certificate without such legend to the holder thereof at such time as (i) this Agreement is no longer in effect or (ii) the Shares are issued to a Person who is not required to become a party to this Agreement.

                  6. Additional Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may proceed to protect and enforce their rights either by proceeding in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach; and/or an action for specific performance of any such covenant or agreement contained in this Agreement, and/or a temporary or permanent injunction, in any case without showing any actual damage and without establishing, in the case of an equitable proceeding, that the remedy at law is inadequate and without the need to post any bond or other undertaking as a condition to obtaining preliminary injunctive relief. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof. Any purported Transfer in violation of the provisions of this Agreement shall be void ab initio.

                  7. Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Company, each of the Stockholders and the respective successors or heirs and personal representatives and permitted assigns of the Company and each of the Stockholders. It is understood and agreed among the parties hereto that this Agreement and the representations, warranties, and covenants made herein are made expressly and solely for the benefit of the other party or parties hereto (or their respective successors or permitted assigns), and that no other Person shall be entitled or be deemed to be a third-party beneficiary of any party's rights under this Agreement.

                  8. Entire Agreement. This Agreement and the Subscription Agreement contain the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

                  9. Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with telephonic confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses, and telecopier numbers set forth below (or to such other addresses, and telecopier numbers as a party may designate as to itself by notice to the other parties complying as to delivery with this Section 9):

                  If to the Company:

                           GP Strategies Corp.
                           9 W. 57th Street
                           Suite 4170
                           New York, New York  10019
                           Attention:  Jerome I. Feldman
                           Telecopier No.: 212-230-9545

                  with a copy to:

                           Duane, Morris & Heckscher LLP
                           380 Lexington Avenue
                           New York, New York 10168
                           Attention:  Robert J. Hasday, Esq.
                           Telecopier No.:  (212) 692-1020

                  If to AW:

                           Andersen Weinroth & Co., L.P.
                           1330 Avenue of the Americas
                           New York, New York 10019-5400
                           Attention:   E. Alan Brumberger
                           Telecopier No.: (212) 842-1540



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                           with a copy to:

                           Swidler Berlin Shereff Friedman, LLP
                           The Chrysler Building
                           405 Lexington Avenue, 11th Floor
                           New York, New York  10174
                           Attention:  Robert M. Friedman, Esq.
                           Telecopier No.:  (212) 891-9598

                  If to a Stockholder, at its address as shown in the stock register of the Company.

                  10. Amendment. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the written consent of (i) Permissible Feldman Transferees owning a majority of the Shares held by them and (ii) Permissible AW Transferees owning a majority of the Shares held by them.

                  11. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  12. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

                  13. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

                  14. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability. Such prohibition or unenforceability in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  15. Governing Law. This Agreement shall be governed by the internal laws of the State of New York, without regard to the conflicts of law principles thereof.

                  16. Jurisdiction. The Company and each Stockholder (a) hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for purposes of any suit, action or other proceeding arising out of this Agreement or the subject matter hereof brought by the Company or any Stockholder and (b) hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or


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

execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The Company and each Stockholder hereby consents to service of process by certified mail at the address set forth in or designated pursuant to Section 9 hereof and agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto.

                  17. Indemnification. Each Stockholder hereby agrees to indemnify and hold the Company and each other Stockholder harmless from and against any liability, claim, damage, loss, penalty, cost or expense (including, without limitation, reasonable attorneys fees and costs of appeal) arising out of any breach of any representations or covenants made by such Stockholder in this Agreement.

                  18. Termination. The rights and obligations of the parties to this Agreement shall terminate upon the earliest of the following: (i) the dissolution, liquidation or winding up of the Company; (ii) the date none of the AW Permissible Transferees own any Shares; and (iii) a Change in Control Transaction. At the request of the Company, at any time, AW and the AW Permissible Transferees shall convert their Shares into Common Stock of the Company. This Agreement shall be terminated as to any Shares which shall be exchanged for Common Stock of the Company.

                  19. Further Assurances. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as the other parties may reasonably request to effectuate the purposes of this Agreement.

                  [remainder of page intentionally left blank]



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

                  IN WITNESS WHEREOF, the parties hereto have executed this Stockholders' Agreement as of the date first above written.

                                           GP STRATEGIES CORP.

                                           By:______________________________
                                           Name:
                                           Title:

                                           ANDERSEN WEINROTH & CO., L.P.

                                           By:_______________________________
                                                    Name:
                                                    Title: General Partner


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

                                   SCHEDULE I

                               OTHER STOCKHOLDERS



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